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                              POULTON & YORDAN
                              ATTORNEYS AT LAW

                    136 EAST SOUTH TEMPLE, SUITE 1700-A
                         SALT LAKE CITY, UTAH 84111

Richard T. Ludlow                                Telephone: (801) 355-1341
                                                       Fax: (801) 355-2990

                             September 18, 2000



Board of Directors
EMPS Corporation
136 E. South Temple, Suite 1700 A
Salt Lake City, Utah 84111

     Re: Opinion and Consent of Counsel with respect to Registration Statement on Form SB-1 for EMPS Corporation

Gentlemen:

     You have requested the opinion and consent of this law firm, as counsel, with respect to the proposed issuance and public distribution of certain securities of the Company pursuant to the filing of a registration statement on Form SB-1 with the Securities and Exchange Commission.

     The proposed offering and public distribution relates to up to 200,000 shares of common stock, $.001 par value (the "Common Stock"), to be offered and sold to the public at a price of $1.00 per share. It is our opinion that the shares of Common Stock will, when issued in accordance with the terms and conditions set forth in the registration statement, be duly authorized, validly issued, fully paid and nonassessable shares of common stock of the Company in accordance with the corporation laws of the State of Nevada.

     We consent to be named by the Company in the registration statement and prospectus included therein. We also consent to the Company filing this legality opinion as an exhibit to the registration statement.

                                   Very truly yours,

                                   POULTON & YORDAN


                                   /s/ Richard T. Ludlow
                                   ---------------------
                                       Richard T. Ludlow
                                       Attorney at Law



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